EXHIBIT 99.1

Codorus Valley Bancorp, Inc.
Declares Quarterly Cash Dividend

FOR IMMEDIATE RELEASE -- York, Pennsylvania (July 10, 2013) – On July 9, 2013, the Board of Directors of Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, declared a regular quarterly cash dividend of $0.12 per common share, payable on August 13, 2013, to shareholders of record at the close of business on July 23, 2013. This quarterly cash dividend is $0.01 or 9 percent more than the cash dividend paid in the previous quarter.

      Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, comprised currently of nineteen financial centers located throughout York County, Pennsylvania and in Hunt Valley, Bel Air and Westminster, Maryland.

Construction is underway on the newest banking office located at 3160 Carlisle Road, Dover, Pennsylvania, with a planned opening in September of this year. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services. Additional information is available on the bank’s website at www.peoplesbanknet.com.

Questions or comments concerning this Press Release should be directed to:

Larry J. Miller

Vice-Chairman, President, and CEO

Codorus Valley Bancorp, Inc.

717-747-1500

888-846-1970

lmiller@peoplesbanknet.com